FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION CONTACT:
JULY 14, 2003                               PENNY KREIN, 864/984-8395
                                            kreinp@palmettobank.com


                 PALMETTO BANCSHARES, INC. REPORTS 14% INCREASE
   FOR SIX MONTH PERIOD ENDED AND 9% INCREASE FOR QUARTER ENDED JUNE 30, 2003

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the quarter ending June 30, 2003 of $2.7 million, a 9% increase from net income for the same quarter of 2002. Net income for the six months ended June 30, 2003 was $5.6 million, a 14% increase over $4.9 million reported for the same period in 2002.

Net income per diluted share for the second quarter was $.42, an 11% increase over the $.38 per share reported for the second quarter of 2002. Net income per diluted share for the six months ended June 30, 2003 was $.87, a 14% increase over $.76 per diluted share reported for the same period of 2002.

Increased net income for the six month period ended June 30, 2003 resulted from a continued growth of earning assets, an 7% improvement in net interest income, and a 5% decline in the provision for loan losses, compared to the same six months ended June 30, 2002.

The company reported return on shareholders' equity of 16.09% at June 30, 2003, as compared with 16.12% reported at June 30, 2002. Return on assets at June 30, 2003 was 1.35%, up from 1.32% at June 30, 2002.

Total assets at quarter end were $860 million, an increase of 13% compared with June 30, 2002. Total loans increased 18% to $680 million, while total deposits rose to $777 million, a 12% increase compared with June 30, 2002. The company reported total assets under management, including mortgage loans serviced for others and trust and investment assets, of $1.5 billion at June 30, 2003, a 14% increase from the total reported at June 30, 2002.

"In spite of the challenging economic times we continue to face, we are pleased with the company's consistently strong performance over the last quarter and particularly over the past six months," said Leon Patterson, chairman and chief executive officer.

Founded in 1906, The Palmetto Bank is an independent Upstate based financial institution, with 30 locations in twenty communities throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, and Spartanburg.

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(Date Reported: July 14, 2003)